EXHIBIT INDEX


(d)(18) Subadvisory Agreement between American Express Financial Corporation and Wellington Management Company, LLP, dated April 26, 2005.

(p)(7) Code of Ethics adopted under Rule 17j-1 by AXP Partners Small Cap Core Fund and AXP Partners Growth Fund and Wellington Management Company, LLP, revised as of Jan. 1, 2005.

(q)(1) Directors'/Trustees Power of Attorney to sign amendments to this Registration Statement, dated Nov. 11, 2004.